Exhibit 99.1

Polar Power Reports Fourth Quarter and Full Year 2017 Financial Results

Management to Host Conference Call Today at 4:30 p.m. EDT

GARDENA, CA – March 8, 2018 – Polar Power, Inc. (NASDAQ: POLA), a global provider of prime, backup and solar hybrid DC power solutions, reported its financial results for the fourth quarter and full year ended December 31, 2017.

Key 2017 and Subsequent Highlights:

●	Telecommunications Market

o	Currently an approved vendor to all the top 4 U.S. wireless carriers and to 32 overseas carriers.

o	Reached three-year commercial agreement with a Tier-1 wireless carrier customer in U.S. to deliver DC power systems nationally.

▪	During Q4 2017, this customer became our largest customer, generating 45% of our net sales.

o	Completed a six-month test and evaluation with an additional Tier-1 wireless carrier customer in U.S.

▪	Currently negotiating a three-year agreement to supply DC generators nationally from 2018 to 2020.

o	Assembled a strong international sales group covering major telecom carriers and tower operators. Full time Polar sales executives and support in: Singapore, Dubai, Australia, Dominican Republic, Romania, South Africa and USA.

▪	Selected for final contract awards in Africa and South East Asia

▪	Conducted field trials in Malaysia and Japan

o	Increased manufacturing infrastructure to support future demand from domestic and international Tier-1 wireless carrier customers.

o	Appointed Peter Gross, an executive with over 30 years of experience in uninterrupted power supplies and power systems for data centers, to the Board of Directors.

●	Military

o	Completed test phase of a light weight mobile DC power system for the U.S. Army robotic mule project and received Phase II approval.

▪	Product will supply power to Army Robotic and Autonomous Systems (RAS), a global military strategy to remotely provide surveillance, transportation and reconnaissance over wide areas, thereby increasing standoff distances, survivability and reaction times in the battlefield.

●	Product Development

o	Received prototype order on a project relating to the Federal Emergency Management Agency (FEMA) (Polar is a sub-contractor) for natural disaster applications and expect purchase orders in the second quarter of 2018.

o	Developed mobile trailer mounted 10 kW DC generator to address off-grid applications in the military, telecom and oil and gas sectors.

o	Introduced lower cost Summit Series Hybrid DC power system for off-grid and bad grid applications in international markets.

o	Introduced lower cost, compact 15kW horizontal DC generator to compete with AC generator in the telecom replacement market.

●	Full Year 2017 Financial Highlights

o	Net sales decreased 37% to $14.4 million in 2017, as compared to $22.8 million in 2016.

o	Backlog at December 31, 2017 was $1.8 million.

o	Net loss was $0.8 million in 2017, or ($0.08) per basic and diluted share, as compared to net income of $4.4 million, or $0.58 per basic and diluted share, in 2016.

o	Cash and cash equivalents totalled $14.2 million as of December 31, 2017 with no long-term debt outstanding. Net cash used by operating activities was $1.6 million in 2017, compared to net cash provided by operating activities of $0.6 million in 2016.

●	Fourth Quarter 2017 Financial Highlights

o	Net sales decreased 45% to $4.0 million in Q4 2017, as compared to $7.3 million in Q4 2016.

o	Gross profit as a percentage of net sales declined to 33% in Q4 2017, as compared to 54% in Q4 2016.

o	Operating expenses increased to $1.7 million in Q4 2017, as compared to $0.9 million in Q4 2016.

o	Net loss was $0.6 million in Q4 2017, or ($0.06) per basic and diluted share, as compared to net income of $1.7 million, or $0.22 per basic and diluted share, in Q4 2016.

Financial Results for the Three and Twelve Months Ended December 31, 2017

Net sales in 2017 totaled $14.4 million, a decrease of 37%, as compared to $22.8 million in 2016. Net sales totaled $4.0 million in Q4 2017, a decrease of 45%, as compared to $7.3 million in Q4 2016. The decrease in net sales was primarily a result of a decline in sales of DC power systems to our prior largest Tier-1 wireless carrier customer, coupled with a price reduction in DC power systems that took effect in March 2017.

Backlog totaled $1.8 million at December 31, 2017, as compared to $1.5 million at September 30, 2017 and $3.1 million at December 31, 2016. The decrease in backlog at the end of 2017 as compared to the end of 2016 was attributable to a decline in sales of DC power systems to our Tier-1 wireless carrier customers.

Gross profit decreased 52% to $4.8 million in 2017, as compared to $10.2 million in 2016. Gross profit decreased 66% to $1.3 million in Q4 2017, as compared to $3.9 million in Q4 2016. Gross profit as a percentage of net sales declined to 34% in 2017, as compared to 45% in 2016 and gross profit as a percentage of net sales declined to 33% in Q4 2017, as compared to 54% in Q4 2016. The gross profit in Q4 2017 and full year 2017 was negatively affected due to a combination of a price reduction of our DC power systems to Tier 1 wireless telecom customers and lower fixed manufacturing overhead absorption resulting from lower shipments. The company made substantial improvements in its production facility and product line during 2017 and continues to believe that gross profit margin will improve to within the range of 36%-42%, particularly as the volume of sales increases.

Operating expenses increased to $5.6 million in 2017 from $2.8 million in 2016, an increase of $2.8 million of which $1.1 million, $0.9 million are attributable to increased investments in R&D and sales. Operating expenses increased to $1.7 million in Q4 2017, from $0.9 million in Q4 2016. The increase in operating expenses in both periods was primarily due to investments in several major R&D projects, such as engineering changes and technology upgrades to our DC power systems to meet new customer requirements and the ongoing development of a new hybrid power system for international markets.

Net loss in 2017 totaled $0.8 million, or ($0.08) per basic and diluted share, compared to a net income of $4.4 million, or $0.58 per basic and diluted share, in 2016. The decline in EPS is attributable to a combination of higher operating losses and increase in weighted average shares outstanding from 7,564,629 in 2016 to 10,143,158 shares at the end of 2017. Net loss in Q4 2017 totaled $0.6 million, or ($0.06) per basic and diluted share, compared to a net income of $1.7 million, or $0.22 per basic and diluted share, in Q4 2016.

Cash at December 31, 2017 totaled $14.2 million, as compared to $16.2 million at December 31, 2016. The substantial balances of cash as of the comparative periods ended December 31, 2017 and December 31, 2016 resulted from the net proceeds of $17.0 million from the Company’s initial public offering in December 2016.

Management Commentary

“2017 was a pivotal year for our company as we deployed the capital we raised in our December 2016 IPO to position Polar Power as a market leader of backup DC power systems in the United States,” said Polar Power CEO, Arthur Sams. “Although the necessary steps taken in 2017 negatively impacted our year-over-year financial performance, we believe the foundation building we completed in 2017 has set the stage for substantial revenue growth in 2018 and beyond.”

“During 2017 we built a strong domestic and international sales staff, obtained new vendor approvals, engaged in field trails, expanded our R&D efforts, introduced new products and increased our manufacturing resources. With respect to the progress made in such a short period of time, at the end of 2016 we had only one Tier-1 wireless carrier customer that drove 95% of our domestic revenues and we were listed with zero overseas carriers. Today, we are an approved vendor to the top 4 U.S. wireless carriers and 32 overseas carriers and our customer concentration has dramatically improved in that sales to our largest wireless carrier customer in 2016 now represent less than 30% of our total net sales.

“Although we have received some early success from Tier-1 wireless carriers in the U.S., which we believe will provide us with sustainable growth during 2018, we continue to introduce our DC technology and its advantages to our international clients and we anticipate positive results in 2018. In the fourth quarter of 2017, we established a sales and administrative presence in Australia to provide a regional footprint that competes with small, local competitors and closely resembles the telecom infrastructure in the United States. We anticipate leveling the playing field in terms of costs and after-market support with a much lower duration in sales cycles, while we continue to develop our presence in other regions,” continued Sams.

“Outside of our core telecom market we are also seeing macro tailwinds with the new U.S. administration that is accelerating our progress with our core military customers and new discussions with additional branches of the military and federal government. This was further demonstrated in the fourth quarter of 2017, and now in the first quarter of 2018, with increased orders from Oshkosh Defense and our recent progress in the U.S. Army’s robotic mule program. Based upon this progress and our participation in several R&D discussions and programs, we expect the U.S. military and federal government to become a material driver of new revenue growth in the years to come.

“In all, we have never been more excited about the progress made and the immense opportunities our portfolio of DC power systems currently address. We believe that our strong balance sheet, conservative cash management strategy, improved corporate governance team and product approvals by our key target customers will yield both short-term and long-term success. We look forward to sharing more on our developing story at the upcoming 30th Annual ROTH Conference on March 12, 2018 in Dana Point, California,” concluded Sams.

Conference Call Details

Polar Power CEO Arthur Sams, CFO Luis Zavala and COO Raj Masina will host the conference call, followed by a question and answer period.

To access the call, please use the following information:

Date:	Thursday, March 8, 2018
Time:	4:30 p.m. ET, 1:30 p.m. PT
Toll-free dial-in number:	1-800-289-0438
International dial-in number:	1-323-994-2083
Conference ID:	2727289

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay http://public.viavid.com/index.php?id=128251 and via the investor relations section of the Company’s website at www.polarpower.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through March 22, 2018.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	2727289

About Polar Power, Inc.

Gardena, California-based Polar Power, Inc. (NASDAQ: POLA), designs, manufactures and sells direct current, or DC, power systems, lithium battery powered hybrid solar systems for applications in the telecommunications market and, in other markets, including military, electric vehicle charging, cogeneration, distributed power and uninterruptable power supply. Within the telecommunications market, Polar’s systems provide reliable and low-cost energy for applications for off-grid and bad-grid applications with critical power needs that cannot be without power in the event of utility grid failure. For more information, please visit www.polarpower.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release including, without limitation, Polar Power’s belief that it is positioned for substantial revenue growth in 2018 and beyond; Polar Power’s expectation that sales to its customers will increase over the course of the next several months; the expectation that Polar Power’s gross profit as a percentage of net sales will return to within a range of 36%-42%; Polar Power’s anticipation that it will level the playing field in its sales to customers in Australia; Polar Power’s expectation that U.S. military and federal government will become a material driver of new revenue growth in the years to come; and Polar Power’s belief that its strong balance sheet, conservative cash management strategy, improved corporate governance team and product approval by its key customers will yield both short-term and long-term success are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Polar Power could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse domestic and foreign economic and market conditions, including demand for DC power systems; raw material and manufacturing costs; changes in domestic and foreign governmental regulations and policies; and other events, factors and risks previously and from time to time disclosed in Polar Power’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Polar Power’s Form 10-Q filed with the Securities and Exchange Commission on November 13, 2017.

Media and Investor Relations:

Chris Tyson

Managing Director

MZ North America

Direct: 949-491-8235

chris.tyson@mzgroup.us

www.mzgroup.us

Company Contact:

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Tel: 310-830-9153

ir@polarpowerinc.com

www.polarpower.com

POLAR POWER, INC.
BALANCE SHEETS

	December 31, 2017 (Unaudited)	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents (includes restricted cash of $1,001,180 at December 31, 2017)	$14,201,163	$16,242,158
Accounts receivable	3,058,266	4,403,946
Inventories, net	5,567,053	4,839,591
Prepaid expenses	236,670	178,569
Refundable income taxes	529,156	—
Total current assets	23,592,308	25,664,264

Other assets:
Property and equipment, net	824,076	737,586
Deposits	87,496	66,796
Deferred tax assets	—	160,637

Total assets	$24,503,880	$26,629,283

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$757,753	$659,355
Customer deposits	40,039	71,954
Income taxes payable	—	1,227,308
Accrued liabilities and other current liabilities	586,391	669,889
Current portion of notes payable	110,237	111,368
Total current liabilities	1,494,420	2,739,874
Notes payable, net of current portion	126,818	237,431

Total liabilities	1,621,238	2,977,305

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 50,000,000 shares authorized, 10,143,158 and, 10,143,158, shares issued and outstanding, respectively	1,014	1,014
Additional paid-in capital	19,250,955	19,242,715
Retained earnings	3,630,673	4,408,249
Total shareholders’ equity	22,882,642	23,651,978

Total liabilities and shareholders’ equity	$24,503,880	$26,629,283

POLAR POWER, INC.
STATEMENTS OF OPERATIONS

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net Sales	$3,979,965	$7,276,263	$14,418,726	$22,801,494
Cost of Sales	2,652,094	3,379,136	9,577,558	12,619,837
Gross Profit	1,327,871	3,897,127	4,841,168	10,181,657
Research and development	387,210	66,187	1,334,637	213,931
Sales and Marketing	487,224	143,167	1,348,455	424,579
General and Administrative	860,110	636,562	2,848,940	2,112,336
Depreciation and amortization	8,068	7,877	31,096	26,888
Total operating expenses	1,742,612	853,793	5,563,128	2,777,734
Income (loss) from operations	(414,741)	3,043,334	(721,960)	7,403,923
Interest expenses	(3,166)	(16,124)	(17,822)	(112,550)
Other income (expenses)	19,761	(32,089)	62,366	(27,516)
Income (loss) before income taxes	(398,146)	2,995,121	(677,416)	7,263,857
Income taxes provision	213,278	1,312,319	100,160	2,861,047
Net income (loss)	$(611,424)	$1,682,802	$(777,576)	$4,402,810

Net income (loss) per share - basic and diluted	$(0.06)	$0.22	$(0.08)	$0.58

Weighted average shares outstanding	10,143,158	7,564,629	10,143,158	7,564,629

POLAR POWER, INC.
STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2017 (Unaudited)	2016

Cash flows from operating activities:
Net Income (loss)	$(777,576)	$4,402,810
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Common shares issued for services	—	37,500
Stocks options issued	8,240	—
Depreciation and amortization	255,631	207,857
Changes in operating assets and liabilities
Accounts receivable	1,345,680	(2,907,292)
Inventories	(727,462)	(2,746,492)
Prepaid expenses	(58,101)	(85,444)
Deposits	(20,700)	22,148
Refundable income taxes	(529,156)	—
Deferred tax assets	160,637	44,363
Accounts payable	98,397	476,471
Income taxes payable	(1,227,308)	931,530
Customer deposits	(31,915)	(157,648)
Accrued expenses and other current liabilities	(83,497)	401,253
Net cash provided by (used in) operating activities	(1,587,130)	627,056

Cash flows from investing activities:
Acquisition of property and equipment	(342,121)	(165,088)
Payable for acquired technology	—	(131,215)
Net cash used in investing activities	(342,121)	(296,303)

Cash flows from financing activities:
Advances (repayment) of credit line net	—	(965,150)
Repayment of notes	(111,744)	(344,197)
Proceeds from issuance of common stock	—	16,957,334
Net cash provided (used) by financing activities	(111,744)	15,647,987

Increase (decrease) in cash and cash equivalents	(2,040,995)	15,978,740
Cash and cash equivalents, beginning of period	16,242,158	263,418
Cash and cash equivalents, end of period	$14,201,163	$16,242,158

Supplemental Cash Flow Information:
Interest paid	$10,193	$112,550
Taxes Paid	2,424,417	1,885,337
Supplemental non-cash investing and financing activities:
Assets acquired under notes payable	$—	$237,463